UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2024

M2I GLOBAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	7371	37-1904036
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Doug Cole

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, NV 89451

(775) 909-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2024, M2i Global, Inc. (“the Company”) appointed Mr. Doug MacLellan, a seasoned international business executive, to its Board of Directors, as an independent director and will chair the audit committee and compensation committees.

Doug MacLellan, age 68, has provided management advice and counsel on: strategic planning, operational activities, corporate finance, economic policy, asset allocation and mergers & acquisitions throughout his professional career as a senior international business executive and or as a member of the board of directors of numerous companies. He has helped raise over US$1 billion for development stage, start-up and mid-cap companies. In regard to U.S. publicly listed companies experience, Mr. MacLellan has over 25 years of public company board experience and 17 years of active audit committee chair experience that includes managing through difficult investigative matters. Mr. MacLellan is also a regular speaker at industry conferences and has been interviewed on various syndicated radio and television news programs in regard to his insights related to China business, selected industries and economic forecasts. MacLellan is also a co-founder of a NASDAQ listed green battery metals miner and recycler company.

Mr. MacLellan holds over 30 years of senior level international executive business experience primarily in the natural resources, pharmaceuticals, telecoms, software, consumer products and IT industries as well as in capital formation and capital markets for new and emerging technologies and companies. MacLellan has been a catalyst for the development and financing of global businesses in the United States and in the countries of: Bulgaria, Cambodia, Canada, Chile, China, Hungary, India, Korea, Madagascar, Vietnam and Russia. MacLellan’s career has had a contemporary focus on the mining, recycling and securitization of strategic materials and critical elements.

Mr. MacLellan’s board experience includes serving as an independent director and Chairman of the Compensation Committee of American Battery Technology Company (NASDAQ: ABAT) from October 2017 to February 2022. MacLellan also served as an independent director and Chairman of the Audit Committee of ChinaNet Online Holdings, Inc. (NASDAQ: CNET) a media development, advertising and communications company from November 2009 to December 2017. Mr. MacLellan also held various Board positions and was Chairman and chief executive officer at Radient Pharmaceuticals Corporation (OTCQB: RXPC), a vertically integrated specialty pharmaceutical company from September 1992 through April 2014.

Mr. MacLellan served as President and Chief Executive Officer for the MacLellan Group, an international financial advisory firm from March 1992 through January 2016. From August 2005 to May 2009, MacLellan was a co-founder and vice chairman at Ocean Smart, Inc., a Canadian based aquaculture company. From February 2002 to September 2006, Mr. MacLellan served as chairman and cofounder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also a co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from February 1997 to May 2002. Mr. MacLellan was educated at the University of Southern California with a degree in economics and international relations.

There are no family relationships with any of the executive officers or directors of the Company and the above-referenced individual. Other than as set forth in the Merger Agreement, there are no arrangements or understandings between the above referenced individual and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

On June 27, 2024, the Company issued a press release announcing the appointment of Mr. Doug MacLellan to its Board of Directors as an independent director and will chair the audit committee and compensation committees. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information included in this Form 8-K, as well as the exhibit referenced herein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Exhibit Number	Description
99.1	Press Release dated, June 27, 2024
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M2i Global, Inc.

Date: June 27, 2024	By:	/s/ Jeffrey W. Talley
	Name:	Jeffrey W. Talley
	Title:	Chief Executive Officer